Cohu Reports Third Quarter 2008 Operating Results

POWAY, Calif., October 23, 2008 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $48.0 million for the third quarter ended September 27, 2008 compared to $64.5 million for the third quarter ended September 29, 2007 and $51.8 million for the second quarter ended June 28, 2008. Net income for the third quarter of 2008 was $37,000, or $0.00 per share compared to $2.2 million or $0.10 per share for the third quarter of 2007 and $0.2 million or $0.01 per share in the second quarter of 2008.

Net sales for the first nine months of 2008 were $158.3 million with net income of $2.2 million or $0.09 per share compared to net sales of $184.3 million with net income of $5.9 million or $0.26 per share for the first nine months of 2007.

Semiconductor test handling equipment accounted for 79.3% of total third quarter 2008 sales, microwave communications equipment contributed 11.9% and closed circuit television cameras and related equipment were 8.8% of sales for the same period.

Consolidated orders for the third quarter of 2008 were $46.0 million compared to $50.1 million for the second quarter of 2008. Third quarter 2008 orders for semiconductor equipment decreased from $39.0 million in the second quarter of 2008 to $31.0 million in the third quarter of 2008. Backlog was $52.0 million at September 27, 2008 compared to $54.0 million at June 28, 2008. Cohu expects fourth quarter 2008 sales to be approximately $37.0 million.

James A. Donahue, President and Chief Executive Officer, stated, “An already challenging environment for semiconductor equipment has been further impacted by the global financial crisis. Last week, SEMI reported that preliminary September orders for test and assembly equipment declined 47% compared to September 2007 and that the book to bill ratio fell to 0.70.”

Donahue concluded, “Visibility in the backend semiconductor industry is limited to several quarters at best, and over this time horizon, we expect business conditions to remain difficult. Despite the current economic headwinds, we are optimistic about the long term prospects for our industry and confident in our products, people and strategy. Through this downturn, we plan to continue to invest in new product development and key initiatives to improve gross margin and operating performance that will benefit the Company when industry conditions improve.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on January 2, 2009 to shareholders of record on November 28, 2008. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s new products and expectations of business conditions, orders, revenues and operating performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting a conference call on Thursday, October 23, 2008 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three months ended (1)		Nine months ended (1)
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net sales	$48,016	$64,490	$158,258	$184,265
Cost and expenses:
Cost of sales	30,458	43,885	101,453	124,691
Research and development	9,140	9,575	29,582	29,298
Selling, general and administrative	9,693	9,861	27,652	27,408

	49,291	63,321	158,687	181,397

Income (loss) from operations	(1,275)	1,169	(429)	2,868
Interest and other, net	1,391	2,106	4,282	6,286

Income from continuing operations before	116	3,275	3,853	9,154
income taxes
Income tax provision	79	1,040	1,690	3,163

Income from continuing operations	37	2,235	2,163	5,991

Discontinued operations (2):
Loss from discontinued operations	—	—	—	(66)
before income taxes
Income tax benefit	—	—	—	(23)

Loss from discontinued operations	—	—	—	(43)

Net income	$37	$2,235	$2,163	$5,948

Income (loss) per share:
Basic:
Income from continuing operations	$0.00	$0.10	$0.09	$0.26
Loss from discontinued operations	—	—	—	(0.00)

Net income	$0.00	$0.10	$0.09	$0.26

Diluted:
Income from continuing operations	$0.00	$0.10	$0.09	$0.26
Loss from discontinued operations	—	—	—	(0.00)

Net income	$0.00	$0.10	$0.09	$0.26

Weighted average shares used in computing income (loss) per share:
Basic	23,233	22,945	23,142	22,830
Diluted	23,477	23,433	23,380	23,282

(1)	The three- and nine-month periods ended September 27, 2008 and September 29, 2007 each contain 13 weeks and 39 weeks, respectively. Total share-based compensation recorded in the three-month period ended September 27, 2008 under SFAS 123R was approximately $1,094,000 and is included in cost of sales ($88,000); research and development ($331,000); and selling, general and administrative expense ($675,000). Total share-based compensation recorded in the nine-month period ended September 27, 2008 was approximately $3,188,000 and is included in cost of sales ($266,000); research and development ($951,000); and selling, general and administrative expense ($1,971,000). Total share-based compensation recorded in the three-month period ended September 29, 2007 was approximately $1,016,000 and is included in cost of sales ($119,000); research and development ($322,000); and selling, general and administrative expense ($575,000). Total share-based compensation recorded in the nine-month period ended September 29, 2007 was approximately $3,138,000 and is included in cost of sales ($347,000); research and development ($937,000); and selling, general and administrative expense ($1,854,000).

(2)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

		,
	September 27, 2008	December 29, 2007

Assets:
Current assets:
Cash and investments	$171,179	$170,118
Accounts receivable	34,464	45,491
Inventories	48,337	42,165
Deferred taxes and other	21,984	25,952
Current assets of discontinued operations	5	28

Total current assets	275,969	283,754
Property, plant & equipment, net	29,095	29,818
Goodwill	16,370	16,377
Other assets	8,284	9,959
Noncurrent assets of discontinued operations	471	471

Total assets	$330,189	$340,379

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$4,784	$4,868
Other current liabilities	32,957	44,383
Current liabilities of discontinued operations	144	158

Total current liabilities	37,885	49,409
Deferred taxes and other noncurrent liabilities	6,604	7,502
Stockholders’ equity	285,700	283,468

Total liabilities & stockholders’ equity	$330,189	$340,379

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106